Exhibit 10.18

Share Transfer Agreement

Of

Zhejiang An Kao Power Technology Co., Ltd.

by and between

Wang Xinhuo

And

Zhejiang Kandi Vehicles Co., Ltd

Table of Contents

Chapter I	Definition and Explanation	2

Article 1	Definition and Explanation	2

Chapter II	Transfer Share	3

Article 2	Transfer of Share	3

Article 3	Calculation and Payment of Transfer Price and Share Delivery	3

Article 4	Prerequisite to Payment of Transfer Price	5

Article 5	Taxes and Expenses	5

Chapter III	Representations and Warranties by Both Parties	5

Article 6	Representations and Warranties Made by Both Parties	5

Chapter IV	Representations and Warranties Made by Transferor	6

Article 7	General Presentations and Warranties Made by Transferor	6

Article 8	Special Presentations and Warranties Made by Transferor	7

Chapter V	Representations and Warranties Made by Transferee	9

Article 9	Representations and Warranties Made by Transferee	9

Chapter VI	Employees	9

Article 10	Employees	9

Chapter VII	Confidentiality	10

Article 11	Confidentiality	10

Chapter VIII	Default	11

Article 12	Liability for Breach of Presentations and Guaranties	11

Article 13	Liability for Breach of Agreement	11

Chapter IX	Force Majeure	12

Article 14	Force Majeure	12

Chapter X	Resolution of Disputes	12

Article 15	Arbitration	12

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This Share Transfer Agreement (this “Agreement”) is entered into on December 14, 2017 at Xihu District Hangzhou City Zhejiang Province, People’s Republic of China.

Party A: Zhejiang Kandi Vehicles Co., Ltd. (hereinafter referred to as “The Transferee”)

Domicile Address: Jinhua City Industrial Zone, Jinhua City, Zhejiang Province,

Legal Representative: Hu Xiaoming

Party B: Wang Xinhuo (hereinafter referred to as “the Transferor”)

ID Number:

Domicile Address:

Following transferor and transferee shall be individually referred to as “One Party” and collectively referred to as “Both Parties”.

Whereas:

(1) Jinhua An Kao Power Technology Co., Ltd. (hereinafter referred to as “Jinhua An Kao”) is a limited liability company established and validly existing under the laws of the RPC. It owns a complete set of system technology for the replacement of batteries on pure electric vehicles (including thermostatic smart charging cabinets, 50- 100-channel intelligent charging system, battery replacement tool cart, car washing machine, 22 invention patents that have been accepted or declared, more than 10 utility model and design patents, and plug-in soft-connection PACK technology. 3 invention patents and 14 utility model patents);

(2)The transferor has 100% ownership interest in Jinhua An Kao. The transferor may fully exercise all of its rights as a shareholder of Jinhua An Kao, and intends to transfer to the Transferee all (100%) of its ownership interest in Jinhua An Kao pursuant to the conditions and terms under this agreement.

(3) Subject to conditions and terms of this Agreement, the transferee is willing to acquire the transferor’s full (100%) of shares in Jinhua An Kao owned by the transferor.

For this end, on the principles of the equality and mutual benefits and through friendly negotiation, pursuant to the Contract Law of the PRC, the Company Law of the PRC, Provisional Rules on Domestic Investment by Foreign –Invested Enterprises and other related laws and regulations, the Parties agree as follows:

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Chapter I Definitions and Explanations

Article 1 Definitions and Explanations

1.1 The following terms have following meanings in this Agreement, unless the context indicates otherwise:

“Jinhua An Kao” refers to Jinhua An Kao Power Technology Co., Ltd., a limited liability company established under the laws of the RPC with the registered capital of RMB20,000,000, its registration number is 330701000092881. Jinhua An Kao is located at Plot G-01-03 and north side of Building 1 of Plot G-02-01, Jinhua City Industrial Zone, Jinhua City, Zhejiang Province.

“China” refers to the People’s Republic of China. For this Agreement itself, excluding the Hong Kong Special Administrative Region, the Macao Special Administrative Region and Taiwan region.

“Claims” refers to all of litigation claims, demand, responsibility for judgement, damages, fee and expense(including lawyer fee and litigation fee, among others) .

“Execution Date” refers the signing date of this Agreement.

“Encumbrances” refers to mortgage, transfer, lien, pledge, retention and establishment of acquisition right, equity guarantee, option, preemption right and other limitations and conditions, including:

(a)	any rights and power granted or reserved may have effect on share transfer; or

(b)	any rights affecting the right or power to transfer share in the form of trust transfer, lien, pledge and authorization and others.

(c)	ensuring to discharge debts in the form of guarantee.

“Materially Adverse Changes”: (1) Jinhua An Kao is under government’s investigation or penalty;(2) Jinhua An Kao gets into litigation, arbitration or any other judicial procedures; (3) any changes that have materially adverse effects on financials, business, assets, liabilities, operation and prospects of Jinhua An Kao.

“RMB” shall mean the legal currency of China.

“RMB” refers to legal currency in the PRC.

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“The Third Party” refers to any natural person, legal person and other organization or entity other than the parties to this Agreement.

“Business Days” shall mean the legal business days in China.

“Closing Date” refers to the date on which Jinhua An Kao completed its alternation registration procedures with Industrial and Commercial Administration Bureau and registered the Transferee as its sole shareholder, and total amount of the transfer price (including the Second Payment of the transfer price) had been paid off.

1.2 Captions inserted for various clauses in this Agreement for easy convenience of reference only and shall not be deemed to be a part of this Agreement or to restrict its explanation for the clause it refers to.

1.3 Any reference to this Agreement shall be interpreted to include any potential amended, changed or updated agreements.

Chapter II Transfer Share

Article 2 Transfer of Share

Subject to the conditions and terms of this Agreement, the transferor hereby agrees to transfer and the transferee agree to acquire all (100%) of the transferor’s the ownership interest in Jinhua An Kao and all its relevant rights and obligations, including but not limited to general shareholder’s right and any right to receive dividend, receive or subscribe dividend stock or to newly issue additional stock, but excluding any claim or encumbrance occurred prior to the date of Closing for any reason.

Article 3 Calculation and Payment of Transfer Price and Delivery of Transferred Share

3.1 The transferor and the transferee, through negotiation, agree that the transfer price shall be calculated at the ratio 1:1 of Jinhua An Kao’s net asset of RMB25,927,733.50 (audit report) (hereinafter referred to as “The Transfer Price”).

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3.2 Payment of the Transfer Price:

(1) The transferor shall pay the transferee 50% of the transfer price, amounting to RMB12,963,866.75 (hereinafter referred to as “the First Payment of the Transfer Price” ) within 5 business days after the signing date.

(2) The transferor shall assist the transferee to complete relevant industrial and commercial alternation registration and other equity transfer procedures within 10 business days after receiving the first payment of the transfer price.

The transferee shall pay the transferor the surplus 50% of the transfer price (hereinafter referred to as “the Second Payment of the Transfer Price”), total of RMB12,963,866.75, within 5 business days after above alternation registration and transfer procedures were fulfilled.

(3) The following designated bank account by the transferor shall be deemed as beneficiary account that the transferor receives the transfer price.

Beneficiary: Wang Xinhuo

Name of Bank: Jinhua Branch, Bank of Hangzhou

Account Number:

3.3 The transferor shall hand over or urge person concerned to hand over all the materials, document or information relating to Jinhua An Kao, within 5 business days after the transferor received the first payment of the transfer price, including but not limited to Jinhua An Kao’s name stamp, financial stamp, contract stamp, account details, financial certificates, books(including but not limited to changing An Kao’s personal seal reserved at bank to be personal seal of the person specified by the transferee), endorsements, licenses, permits, customer data, agreements, employee’s information, technology data, among others and take all the necessary measures to ensure the transferee fully control all of An Kao’s assets and production and management activities.

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Article 4 Prerequisite to Paying the Transfer Price

The prerequisite to paying the transfer Price is : There is not any materially adverse change happened to or undergone by Jinhua An Kao during the period from the execution date to completion of the second payment made by the transferee.

Article 5 Taxes and Expenses

5.1 Both parties shall respectively bear its own fee, charge and expense arising from negotiating, executing and fulfilling this Agreement and anticipated or relevant matters relating to this Agreement.

5.2 Both parties shall be respectively responsible for payment of legal taxes, imposed on each party in accordance with applicable laws, caused by executing and performing this Agreement. There is not obligation on paying or withholding for each other.

Chapter III Representations and Warranties of Both Parties

Article 6 Representations and Warranties of Both Parties

6.1 The transferor and the transferee are hereby confirm that this Agreement becomes binding on both parties upon the date of signing this Agreement.

6.2 The transferor and the transferee state that all the representations and documents provided to the other party or its consultant (including but not limited to its lawyer, auditor, appraiser, financial consultant, and others) prior to the signing date are still true, accurate, complete and valid, if any discrepancy against this Agreement, this Agreement shall prevail.

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6.3 The transferor and the transferee agree that any agreement or document previously executed relating to the share transfer shall become invalid automatically upon this Agreement comes into force.

6.4 All the rights and obligations originally entitled to and burdened by the transferor shall be entitled to or burdened by the transferee after the closing date.

6.5 The parties to this agreement shall make joint efforts and cooperate to complete all the procedures related with the transfer, including but not limited to industrial and commercial alternation registration, endorsement and others, any processing fee and application fee arising from which shall be borne by Jinhua An Kao.

Chapter IV Representations and Warranties of the Transferor

Article 7 General Representations and Warranties of the Transferor

7.1 As of the closing date, various representations and warranties made in this agreement and all the document and material submitted to the transferee as agreed shall be true, accurate and complete.

7.2 There is not and there will not be any lawsuit, arbitration, or any other proceedings against the transferor or Jinhua An Kao that may affect execution and fulfillment of this Agreement.

7.3 The transferor has full civil capacity of executing and fully fulfilling this Agreement. The transferor’s execution and full fulfillment of this agreement shall not contradict any laws, regulations, rules, and authorization and approval by government body, or any agreement binding on the transferor, and shall not result in failing to perform or fully perform or improperly perform above rules and regulations.

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7.4 The transferor is legal owner of the transferred share and has all such authorization and rights enabling it to transfer the share to the transferee.

7.5 As of the closing date, there is not any claim or encumbrance in any form (including but not limited to any form of option, acquisition right, right of guarantee or any other forms of third party equity) against the share transfer .

Article 8 Representations and Warranties of the Transferor

8.1 Jinhua An Kao is an enterprise as a legal person registered, established, validly existing and operating lawfully under the laws of the RPC. Its registered capital has been fully paid without such conditions as fraudulent contribution, false investment or flight of funding.

8.2 Jinhua An Kao has never been(has happened or probably will be happened) investigated, prosecuted, disputed, claimed or under other preceding, and has not got administrative penalty. Moreover, the transferor had fully disclosed all the information to the transferee about Jinhua An Kao prior to the signing date. Consequently, the transferor believes that government will not carry out any administrative penalty against it due to any problem existed before the signing date, except for the problems that has been disclosed.

8.3 All the taxes, expenses, charges and penalties that request to be paid to government by Jinhua An Kao have been fully paid off. As of the signing date, there is no default on any tax, expense, charge and penalty, and any cost and /or expense arising from making up product defects or rectifying wrongful acts requested by government.

8.4 Jinhua An Kao has got all the necessary approvals, permits and consents to conduct its operation and business, and has completed all the necessary registrations. It conducts its operation and business according to the business scope prescribed in its business license.

8.5 Production, operation and business of Jinhua An Kao is fully subject to related laws and regulations. If Jinhua An Kao subject to administrative penalty caused by any matter happened prior to the signing date, the transferor shall fully compensate the transferee for all the loss suffered by Jinhua An Kao.

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8.6 From the signing date, the transferee has right to assign its financial person move into Jinhua An Kao; From the signing date till the closing date, all of Jinhua An Kao’s expenses shall not be handled until got approval from the assigned financial person by the transferee. On the date of closing when the financial delivery job between the transferor’s accountants and the transferee’s accountants completed , the transferor’s accountant withdraw from Jinhua An Kao.

8.7 The transferor shall be responsible for Jinhua An Kao’s normal operation and management and ensure its operation and business shall not occur or suffer any materially adverse changes prior to the closing date.

8.8 As of the closing date, Jinhua An Kao had not invested on any company or any other enterprise as a legal person.

8.9 Prior to the closing date, the transferor had fully disclosed all information about debts borne by Jinhua An Kao. As of the closing date, such information is still true, accurate and complete.

8.10 Prior to the closing date, Jinhua An Kao had paid off all the taxes subject to applicable laws of China.

8.11 As of the closing date, all the production process and technology adopted and intellectual property(including but not limited to patent, trademark and expertise and others) owned by Jinhua An Kao are full in conformity with related laws and regulations, standards and industrial norms, there is no infringe on intellectual property of others.

8.12 The transferee is entitled to demand the transferor to bear responsibility and compensate all the direct and indirect losses suffered by the transferee, provided that the transferor violates any above representations or guaranties, or fails to fulfil any prerequisite in this agreement.

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8.13 The transferor agrees to sign a Non-Compete Agreement with the transferee; ensuring that key managerial and technical staff of the transferor agree to sign Non-Compete Agreement with the transferee; the transferor may not directly or indirectly engage in any industry same or similar to the transferee’s , or any industry competing with the transferee in any field, or hold share in above entity without prior consent of the transferee, unless such business or share is held through the transferee.

Chapter V Representations and Warranties of the Transferee

Article 9 Representations and Warranties of the Transferee

9.1 The transferee is an enterprise as a legal person registered and established and validly existing and operating lawfully under the laws of the RPC.

9.2 To sign this Agreement and fulfil its obligations under this Agreement shall not be in contradiction with or breach any laws, regulations, rules, as well as authorization and approval by government body or any agreement binding on the transferee, and shall not result in failure to perform or fully perform or improperly perform above rules and regulations.

9.3 There is not any action, arbitration, or any other proceedings that may significantly affect the transferee to execute and fulfil this Agreement.

Chapter VI Employees

Article 10 Employees

All the existing employees of Jinhua An Kao will be employed continuously by the transferee. In principle, the terms and welfare of the employment shall refer to existing standards and shall be carried out according to applicable laws. Afterwards, Jinhua An Kao shall decide on number of employee and labor system and others based on its operation purpose.

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Chapter VII Confidentiality

Article 11 Confidentiality

One party to this agreement did or will probably to disclose confidential on its business, financial conditions as well as its proprietary information(including materials in written or verbal, hereinafter referred to as “Confidential Materials”) to the other party, receiving party that received above Confidential Materials, unless otherwise agreed, shall:

11.1.1 Keep secret on the Confidential Materials;

11.1.2 May not disclose any Confidential Materials to any third party except for the Party B’s employee who needs to access to the Confidential Materials to perform his or her work duties.

11.2 Article 11.1 is not applicable to the following:

11.2.1 Before disclosing party disclosed the information to receiving party, the receiving party had got the information from written record that keep in file and the written record can testify such information.

11.2.2 Relevant data being known to the public not due to receiving party’s default.

11.2.3 Receiving party never takes any responsibility to kept secret for the data getting from the third party.

11.3 For a natural person or legal person who ever constituted one party to this Agreement, even if he or she is no longer as a party to this agreement due to transfer of his or her rights and obligations under this agreement, the Chapter VII in this Agreement is still binding on it.

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Chapter VIII Default

Article 12 Liability of Breach of Representations and Warranties

12.1 If there is any mistake or omission in one party’s representations and warranties and that may materially affect the other party’s signing this agreement, or representations or warranties, in any aspect, are misleading or untrue, then the other party has right to demand the default party full amount of compensation for any loss(including but not limited to lawyer’s fee, litigation fee and arbitration fee) caused by its mistake, omission, misleading and false representations or warranties or by its breach of its representations and warranties.

12.2 Explanation for each of representations and warranties is separated.

12.3 In order to avoid ambiguity, the transferor hereby unconditionally and irrevocably confirms that it shall be responsible for any breach of the representations and warranties.

Article 13 Liability of Breach

13.1 If one party make breach , the default party shall be responsible for the default pursuant to this agreement and laws of China. If both parties make breach, the default party shall be responsible for the other party’s loss and other liability. caused by default.

13.2 If the transferor violate any representation, warranties or duty, which is not caused by the transferee’s intentional or gross negligence, the transferor shall compensate the transferee RMB2,000,000.00 in addition to all the direct and indirect loss due to it.

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Chapter IX Force Majeure

Article 14 Force Majeure

14.1 “Force Majeure” refers to special events such as earthquake, typhoon, flood , fire, war, political turmoil and other “Force Majeure” events acknowledged by laws of China.

14.2 If one party’s obligation is affected and the party’s binding period specified in this agreement is terminated and automatically extend when force majeure happens , and the extension period is as long as termination period, then the affected party shall bear no responsibility for breach of this Agreement.

14.3 The party claiming force majeure shall promptly inform the other party in writing of such force majeure event, accompanying with the certification of the occurrence and duration of the force majeure event issued by notary authority within 5 business days after the force majeure happened. The party claiming force majeure shall do its best to remove adverse effects of the force majeure.

Chapter X Disputes Resolution

Article 15 Arbitration

Any dispute arising from or in connection with this agreement shall be brought to China International Economic and Trade Arbitration Commission and arbitrated pursuant to existing and effective arbitration rules of the Commission when applying for this arbitration. The arbitration award is final and binding upon both parties.

Chapter XI Applicable Laws

Article 16 Applicable Laws

The conclusion, validity, explanation, implementation of this Agreement shall be governed by the laws and regulations of the PRC. Any dispute arising from this Agreement shall be adjudicated under the laws and regulations of PRC.

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Chapter XII Miscellaneous

Article 17 Waiver

Any party to this Agreement fails to or postpone exercising a right under this Agreement shall not be deemed as a waiver to this right; any separate or partial exercise of a right does not exclude the possibility that this right could be exercised one more time in the future.

Article 18 Transfer

Unless otherwise specified, any party shall not transfer its full or partial rights or obligations under this Agreement without the other party’s prior written consent.

Article 19 Amendments

19.1 This agreement is entered into for the benefit of both parties and their respective recipient and transferee and binding on both parties.

19.2 This agreement shall not be amended verbally, amendments to this Agreement could become effective only by a written instrument signed by both parties to make it effective.

Article 20 Severability

Should any provisions of this Agreement be invalid, the validity of the remaining provisions of this Agreement shall not be affected.

Article 21 Languages

This Agreement is made in English and Chinese, Chinese text shall prevail in the event of discrepancy between English and Chinese.

Article 22 Validity

This Agreement takes effect on the date of signing. This Agreement is written in quadruplicate in Chinese, with each party holding one. One original shall be submitted to industry and commence administration department, the rest one shall be keep in file by Jinhua An Kao.

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Article 23 Notice

Any notice and other correspondence concerning this Agreement between the transferor and the transferee shall be made in writing delivered by express or fax in the form of letter. Any notice and other correspondence delivered by express shall be acknowledged within 5 business days from it is delivered to courier company. The effective date of the notice or correspondence delivered shall be the date of receipt of it. If by fax, the third business day after delivery shall be deemed as date of receipt and fax acknowledgement shall be deemed as evidence.

23.2 Any notice and correspondence shall be delivered to the following address:

Party A’s Correspondence address: No.1 De Sheng Street Jinhua Industrial Zone Jinhua City Zhejiang Province

Telephone: 0579-82239856

Fax:

Receiver: Zhu Xiaoying

Party B’s Correspondence address: Jing Tang Tou Dong Xiao Street Jindong District Jinhua City Zhejiang Province

Telephone: 13867974348

Fax:

Receiver: Wang Xinhuo

Article 24 Agreement as a Whole

This Agreement shall constitute a full and complete content concerning all the transactions agreed by both parties, and shall replace all the previous discussions , negotiations and agreements, by both parties, relating to transactions under this agreement.

Article 25 Special Agreement

This Agreement must be reported to the board of directors of Zhejiang Kandi Vehicles Co., Ltd and the board of directors of Kandi Technology Group, Inc. for approval before it may be carried out.

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IN WITNESS HEREOF, Party A and Party B have executed this Agreement as of the date first above written.

Party A: Zhejiang Kandi Vehicles Co., Ltd.

Stamp

Authorized representative’s signature : _________________________

Party B: Wang Xinhuo

Signature: __________________________

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